Exhibit 21.1

List of Subsidiaries of Freedom Financial Holdings, Inc.

Name of Subsidiary	Jurisdiction of Incorporation	Effective Ownership

Freedom Financial	Indiana	Freedom Financial
Mortgage Corporation		Holdings, Inc. - 100%